LICENSE AGREEMENT

This License Agreement is entered into as of the __ day of June, 2012 (the “Effective Date”), by and between Technion Research and Development Foundation, a company formed under the laws of Israel, having a place of business at the Technion City, Haifa 32000, Israel (“TRDF”) and Microbot Medical Ltd., a company formed under the laws of the State of Israel, having a place of business at 147 Bar Yehuda Rd., Nesher, Israel (“Microbot”).

WHEREAS, TRDF is the wholly-owned subsidiary of the Technion - Israel Institute of Technology (the “Technion”) and serves as its commercial arm;

WHEREAS, Professor Moshe Shoham of the Technion (the “Inventor”) and members of his research team at the Technion have developed certain technologies in the field of medical robotics;

WHEREAS, one of the inventions included in such technologies (i.e the invention disclosed in the Self Cleaning Shunt Patent Rights, as defined below) is co-owned by TRDF and the Rambam Health Corporation, formerly the Fund for Medical Research, Development of Infrastructure and Health Services - at Rambam Medical Center, (“Rambam”); and

WHEREAS, pursuant to an agreement between TRDF and Rambam, TRDF has the sole authority to seek licensees for and grant licenses with respect to such invention and the Self Cleaning Shunt Patent Rights; and

WHEREAS, Microbot wishes to obtain a license with respect to such technologies in order to develop, obtain regulatory approval for and commercialize products based thereon;

WHEREAS, TRDF desires to have products based on such technology developed and commercialized to benefit the public;

WHEREAS, Microbot has represented to TRDF that Microbot shall commit itself to diligent efforts to develop and commercialize such products in accordance with the terms of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1.       “Affiliate” means, with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence.

1.2.       “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.3.       “Combination Product” shall mean a combination of products sold for a single price and consisting of:

(a)      one or more Licensed Product(s); and

(b)       one or more product(s) that (i) can reasonably be deemed to be a separate product(s), independent of the Licensed Product(s) and (ii) if sold as a separate product(s), independent of the Licensed Product(s) would not constitute a Licensed Product, (each such product shall be referred to as an “Other Product”).

1.4.       “Development Milestones” means the development milestones set forth in Exhibit A hereto.

1.5.       “Development Plan” means the plan for the development and commercialization of Licensed Products to be agreed to by the parties in good faith prior to the first anniversary of the Effective Date, and to be attached hereto as Exhibit B, as such plan may be adjusted from time to time pursuant to Section 4.2. The Development Plan will set forth Microbot’s projected work plan for achieving the Development Milestones.

1.6.       “Improvement” means any patentable invention conceived and/or reduced to practice in the laboratory of Shoham at the Technion for which Shoham is an inventor and which is solely owned or otherwise controlled by TRDF (i.e. TRDF has the right to license), the practice of which falls within the scope of any Valid Claim of the Licensed Technology.

1.7.       “Improvement Patent Rights” shall mean any patents and patent applications that claim (solely to the extent that they claim) Improvements.

1.8.       “Joint Invention” means any patentable invention for which (a) Prof. Shoham is an inventor made (whether before or after the Effective Date, but in any event not prior to December 9, 2010) in the performance of services for Microbot or in the performance of duties as a member of the scientific advisory board of Microbot during periods in which Prof. Shoham is employed by the Technion and (b) at least one employee, consultant, contractor and/or collaborator of Microbot who is not required under law, agreement and/or under TRDF’s Intellectual Property ByLaws, to assign his/her rights in such inventions to TRDF, is an inventor.

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1.9.       “Joint Patent Rights” means any patents and patent applications claiming a Joint Invention, in each case solely with respect to those claims claiming a Joint Invention.

1.10.       “Licensed Patent Rights” means the TRDF Patent Rights, the Shoham Patent Rights and the Joint Patent Rights.

1.11.       “Licensed Product” means any product that (a) contains, utilizes, or incorporates, in whole or in part, Licensed Technology, (b) is manufactured with the use of Licensed Technology, in whole or in part, (c) is otherwise covered, in whole or in part, by, or falls within the scope of, any Valid Claim, or (d) any service that makes use of a product described in (a) (b), or (c).

1.12.       “Licensed Technology” means the Licensed Patent Rights, Shoham Inventions and Joint Inventions.

1.13.       “Net Sales” means the gross amounts or other consideration received by or on behalf of Microbot and its Affiliates (in each case, the “Relevant Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable on such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Relevant Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Relevant Entity, but not including any tax levied with respect to income; provided that:

1.13.1.       in any transfers, or provision, of Licensed Products between a Relevant Entity and an Affiliate of such Relevant Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the fair market value of the Licensed Products so transferred or provided, assuming an arm’s length transaction made in the ordinary course of business, and

1.13.2.       in the event that a Relevant Entity receives non-cash consideration for any Licensed Products, or in the case of transactions not at arm’s length with a non-Affiliate of a Relevant Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

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Sales of Licensed Products by a Relevant Entity to its Affiliate for resale by such Affiliate shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount received by such Affiliate on resale of Licensed Products to an independent third party purchaser.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the average invoice price in such country of the Licensed Product included in such Combination Product when sold separately in such country, and B is the average invoice price of the Other Products included in such Combination Product when sold separately in such country. If, in a specific country, the Licensed Product and/or the Other Product(s) are not sold separately, a market price for the Licensed Product and/or the Other Product(s) in the Combination Product, as applicable, shall be determined according to separate sale prices in commensurate countries. If the Licensed Product in the Combination Product is not sold separately, Net Sales of such Combination Product shall be adjusted by multiplying Net Sales of such Combination Product by the fraction (C-B)/C, where C is the average invoice price of the Combination Product in such country, and B is the list price of the Other Products included in such Combination Product when sold separately in such country. If, in a specific country, the Other Product(s) in the Combination Product is not sold separately, a market price for the Licensed Product and the Other Product(s) in the Combination Product shall be determined by Microbot in good faith. Microbot shall provide TRDF with a specific and separate written notification stating that such good faith determination has been made by Microbot together with its written explanation for such determination, together with the relevant quarterly royalty report. If TRDF disagrees with respect to the market price that should be attributed to the Licensed Product and/or Other Product(s) in the Combination Product, as set forth in any royalty report provided under Section 6, TRDF may notify Microbot in writing of such disagreement within ninety (90) days of receipt of the relevant notification and report and the parties will resolve such disagreement in accordance with the procedure set forth in Exhibit C.

1.14.       “Qualified Financing” shall have the meaning prescribed in Section 11.2.4 below.

1.15.       “Self-Cleaning Shunt Patent Rights” means (a) the patents and patent applications listed in Exhibit D (including the PCT application and/or the US utility application claiming priority to such application and filed at the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

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1.16.       “Shoham Invention” means any patentable invention for which Prof. Shoham is an inventor made (whether before or after the Effective Date, but in any event not prior to December 9, 2010) in the performance of consulting or other services for Microbot under the Shoham Agreement or any other agreement entered into between Microbot and Prof. Shoham pursuant to Section 2.7 or in the performance of duties as a member of the scientific advisory board of Microbot during periods in which Prof. Shoham is employed by the Technion, other than Joint Inventions.

1.17.       “Shoham Patent Rights” means any patents and patent applications claiming a Shoham Invention, in each case solely with respect to those claims claiming a Shoham Invention.

1.18.       “Sublicense” means (a) any license or option to license granted by Microbot to a third party under any of the Licensed Technology, other than licenses granted by Microbot to an Affiliate thereof or other contractor solely in order to enable such Affiliate or other contractor to perform work on Microbot’s behalf as described in Section 3.2 and (b) any further sublicense granted under Section 3.3.2.6 by a third party granted a Sublicense from Microbot described in clause (a) to another third party under such Licensed Technology.

1.19.       “Sublicense Income” means any payments or other consideration that Microbot or any of its Affiliates receives in connection with and as consideration for a Sublicense (including, but not limited to, upfront payments, milestones and royalties on sales), but specifically excluding: (a) reimbursement for out-of-pocket expenses incurred by Microbot with respect to Licensed Patent Rights (including amounts reimbursed under Section 7.2) for which Microbot has not previously been reimbursed; (b) amounts received from a Sublicensee to cover reasonable, fully burdened, bona fide costs to be incurred by Microbot or its Affiliate in the performance of research or development activities under a Sublicense agreement in connection with a Licensed Product or a product expected to become a Licensed Product; (c) equity investments in Microbot made at arm’s length to the extent such investments represent fair market value taking into consideration reasonable premiums due to the strategic relationship (amount above such fair market value will be deemed Sublicense Income); and (d) amounts received, during a period of no more than 12 months following first payment on account of such amounts, from a Sublicensee that are ear-marked to cover reasonable, bona fide, fully-burdened costs to be incurred by Microbot or its Affiliate in the performance of market education, marketing, clinical and/or other promotional activities relating to the sale of Licensed Products, as set forth in budgets that are part of the Sublicense agreement. In the event that Microbot or an Affiliate of Microbot receives non-cash consideration in connection with and as consideration for a Sublicense or in the case of transactions not at arm’s length, Sublicense Income shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

1.20.       “Sublicensee” means any person or entity granted a Sublicense.

1.21.       “TipCat Patent Rights” means (a) the patents and patent applications listed in Exhibit E (including the PCT application and/or the US utility applications claiming priority to such application and filed at the one year conversion date of such applications); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

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1.22.       “TRDF Patent Rights” means the TipCat Patent Rights, and the Virob Patent Rights.

1.23.       “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Licensed Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Licensed Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refilling.

1.24.       “Virob Patent Rights” (a) the patents and patent applications listed in Exhibit F (including the PCT application and/or the US utility application claiming priority to such applications and filed at the one year conversion date of such applications) and Self-Cleaning Shunt Patent Rights; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

2.       Right and Title.

2.1.       TRDF shall own all right, title and interest in and to the TRDF Patent Rights, Shoham Inventions and the Shoham Patent Rights.

2.2.       TRDF and Microbot shall own jointly the entire right, title and interest in and to all Joint Inventions and Joint Patent Rights.

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2.3.       All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

2.4.       Prof. Shoham shall disclose to Microbot and TRDF in a confidential writing the development, making, conception or reduction to practice of any Shoham Invention and Joint Invention, promptly after he becomes aware thereof.

2.5.       Microbot shall disclose to TRDF in a confidential writing the development, making, conception or reduction to practice of any Shoham Invention and Joint Invention promptly after it becomes aware thereof

2.6.       TRDF shall disclose to Microbot in a confidential writing the development, making, conception or reduction to practice of any Shoham Invention and Joint Invention promptly after it becomes aware thereof.

2.7.       Prof. Shoham shall enter into a agreement with Microbot, in the form attached hereto as Exhibit G (the “Shoham Agreement”). Such Shoham Agreement shall be consistent with and subordinate to the provisions of this Section 2, and shall require the Inventor to assign his rights in Shoham Inventions and Joint Inventions in a manner consistent with the provisions of this Section 2 and shall allow Prof. Shoham to make the disclosures contemplated by Section 2. In the case of any discrepancy between Section 2 of this Agreement and the Shoham Agreement, the terms of this Agreement shall prevail. So long as Professor Shoham remains a faculty member of the Technion, any amendment to the Shoham Agreement and any new agreement between Professor Shoham and Microbot pursuant to which Professor Shoham provides services and/or serves on the scientific advisory board of Microbot shall require the prior written approval of TRDF. The aforesaid does not derogate from any rights TRDF may have with respect to any intellectual property and/or inventions which may be conceived or developed by Professor Shoham that are neither Shoham Inventions nor Joint Inventions.

3.       License Grants.

3.1.       License. Subject to the terms and conditions set forth in this Agreement, TRDF hereby grants to Microbot an exclusive, worldwide, royalty-bearing, sub-licensable license under the Licensed Patent Rights (including under Rambam’s interest in the Self Cleaning Patent Rights), Shoham Inventions and Shoham Patent Rights and TRDF’s interest in Joint Inventions and Joint Patent Rights for the sole purpose of researching, developing, manufacturing, using, offering for sale and selling Licensed Products; provided, however, that TRDF reserves the right, for itself and the Technion only, to practice the Licensed Technology and for Rambam to practice the Self Cleaning Shunt Patent Rights, in each case solely for internal research, teaching and other educational purposes and not for the purpose of commercial manufacture, distribution or provision of services for a fee.

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3.2.       Affiliates and Contractors. Without derogating in any way from Microbot’s right to grant Sublicenses to Affiliates under Section 3.3, the license granted to Microbot under Section 3.1 includes the right to have some or all of Microbot’s rights under Section 3.1 exercised or performed by one or more of Microbot’s Affiliates and/or by contractors on Microbot’s behalf for Microbot’s benefit without such right being deemed a Sublicense; provided, however, that:

3.2.1.       no such Affiliate or contractor shall be entitled to grant a Sublicense to any third party; and

3.2.2.       any act or omission taken or made by an Affiliate or contractor of Microbot under the rights granted pursuant to this Section 3.2 will be deemed an act or omission by Microbot under this Agreement.

3.3.       Sublicenses.

3.3.1.       Sublicense Grant. Microbot shall be entitled to grant Sublicenses under the license granted pursuant to Sections 3.1 and 3.2 subject to the terms of this Section 3.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Such Sublicenses shall be made only for consideration and in bona-fide arm’s length transactions.

3.3.2.       Sublicense Agreements. Sublicenses shall be granted only pursuant to written agreements, which shall be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements shall contain, among other things, provisions to the following effect:

3.3.2.1.       all provisions necessary to ensure Microbot’s ability to perform its obligations under this Agreement as they relate to such Sublicense;

3.3.2.2.       a provision comparable to Section 6.2 permitting an auditor appointed by Microbot to audit the Sublicensee’s records;

3.3.2.3.       a section substantially the same as Article 10 (Indemnification), which also shall state that the Indemnitees (as defined in Section 10.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

3.3.2.4.       a provision stating that if the Sublicensee commences a legal action in which it challenges the validity of any of the TRDF Patent Rights, then Microbot may terminate the Sublicense agreement specifically with respect to that entire specific family of TRDF Patent Right which are being challenged, in whole or in part, by Sublicensee in such action (being either the entire family of Virob Patent Rights (excluding the Self-Cleaning Shunt Patent Rights), Self-Cleaning Shunt Patent Rights, and/or TipCat Patent Rights, as applicable), immediately upon written notice to Sublicensee.

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3.3.2.5.       a provision clarifying that, in the event of termination of the license set forth in Section 3.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license, subject to TRDF’s obligations under Section 11.3.1 to grant a direct license to the Sublicensee if the conditions set forth in Section 11.3.1 are met;

3.3.2.6.       unless TRDF agrees otherwise pursuant to this Section 3.3.2.6, a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement. Microbot may, subject to TRDF’s prior written consent that will not unreasonably be withheld, include in the proposed Sublicense agreement a provision entitling the proposed Sublicensee to grant further Sublicenses, provided however that sublicensees of such Sublicensee shall be prohibited from further sublicensing their rights under such sublicense agreements without TRDF’s prior written consent. If TRDF decides to reject Microbot’s request to include such a provision, TRDF shall provide Microbot with written notice of such rejection within twenty-one (21) days of receipt of Microbot’s request, which notice shall be accompanied by TRDF’s written explanation for such rejection. If TRDF does not provide such notice within such twenty-one (21) day period, TRDF shall be deemed to have agreed to Microbot’s request and Microbot shall be entitled to include provisions entitling the proposed Sublicensee to grant further Sublicenses. Any further Sublicenses will only be made in accordance with the provisions of this Section 3.3; and

3.3.3.       Delivery of Sublicense Agreement. Microbot shall furnish TRDF with a copy of any such Sublicense agreement, and any amendments thereto, (including any Sublicense agreement pursuant to which a Sublicensee grants a further Sublicense pursuant to Section 3.3.2.6) to TRDF within sixty (60) days after execution thereof. Microbot may redact from such copies any technical information Microbot deems confidential that does not affect the obligations of Microbot under this Agreement or TRDF’s ability to monitor Microbot’s compliance with its obligations under this Agreement. TRDF shall keep any such copies of Sublicense agreements in its confidential files, shall not disclose such agreements or the contents thereof to any third party (except auditors or legal advisors of TRDF for the purpose set forth below), and shall use them solely for the purpose of monitoring Microbot’s, its Affiliates’ and Sublicensees’ compliance with their obligations and enforcing TRDF’s rights under this Agreement. For clarity, the full un-redacted versions of Sublicense agreements will be made available to the auditor appointed by TRDF in the case of an audit performed in accordance with Section 6.2.

3.3.4.       Enforcement of Rights Under Sublicense Agreement.

3.3.4.1.       Breach by Sublicensee. In the case of any act or omission by any Sublicensee that would have constituted a breach of this Agreement by Microbot entitling TRDF to terminate this Agreement had it been the act or omission of Microbot hereunder, Microbot will notify TRDF of such act or omission promptly after Microbot is informed thereof. Microbot and TRDF will discuss possible courses of action, including, if necessary, terminating such Sublicense agreement in accordance with the terms thereof if the breach is not cured within sixty (60) days. If such breach is not cured within such period and TRDF requests Microbot to terminate such Sublicense agreement, Microbot will do so. Any Sublicense agreement between Microbot and a Sublicensee will include Microbot’s right to terminate the Sublicense agreement in case of such a breach by the Sublicensee. For clarity, if Microbot complies with the terms of this Section 3.3.4.1, TRDF will not have the right to terminate this Agreement on account of such breach by such Sublicensee.

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3.3.4.2.       Challenge of TRDF Patent Rights. If a Sublicensee commences a legal action in which it challenges the validity of any of the TRDF Patent Rights, Microbot will notify TRDF of such challenge promptly after Microbot is informed thereof. Microbot and TRDF will discuss possible courses of action, including, if necessary, terminating the Sublicense agreement specifically with respect to that entire specific family of TRDF Patent Rights which are being challenged, in whole or in part, by Sublicensee in such action (being either the entire family of Virob Patent Rights (excluding the Self-Cleaning Shunt Patent Rights), Self-Cleaning Shunt Patent Rights and/or TipCat Patent Rights, as applicable), If such challenge is not withdrawn within sixty days following such notice and TRDF requests Microbot to terminate such Sublicense agreement with respect to the specific family of Patent Rights which are being challenged, in whole or in part, Microbot will do so. For clarity, if Microbot complies with the terms of this Section 3,3.4.2, TRDF will not have the right to terminate any part of this Agreement on account of challenge by such Sublicensee.

3.3.5.       TRDF Consent. Notwithstanding anything else to the contrary in this Agreement and without derogating from the provisions of Section 33.2 above, until achievement of Qualified Financing (as defined below) by Microbot, no Sublicense shall be granted under this Agreement without the prior written consent of TRDF thereto. For clarity, a Sublicense agreement pursuant to which the Sublicensee has an unconditional obligation to pay Microbot, within ninety days of the date of execution of such Sublicense Agreement amounts that are sufficient to cause Microbot to achieve the Qualified Financing threshold shall be deemed to have been granted after achievement of the Qualified Financing and Microbot will not be required to obtain TRDF’s prior written consent with respect thereto. For clarity, Microbot will not be required to obtain TRDF’s prior written consent for the grant to a third party of a right to negotiate for a Sublicense, if such grant does not provide such third party with the right to exercise such option into an actual license/sublicense without such negotiation and mutual agreement to the terms of a license/sublicense.

3.3.6.       Microbot’s Obligations under this Agreement. Microbot shall remain fully liable for the performance of its and its Affiliate’s and subcontractor’s obligations under this Agreement and no Sublicense shall relieve Microbot of any of its obligations under this Agreement.

3.3.7.       No Other Grant of Rights. Other than as specifically set forth in Subsections 3.2 and 3.3 above and Section 8 below, Microbot shall not be entitled to grant, directly or indirectly, to any person or entity any rights under the rights granted to Microbot under this Agreement.

3.4.       Improvements. TRDF shall promptly provide Microbot with written notice of the filing of any patent application disclosing or claiming an Improvement (each, an “Improvement Notice”) that is filed at any time prior to the third anniversary of the Effective Date. Microbot will have ninety (90) days from the date of its receipt of an Improvement Notice to request in writing a license under any Improvement Patent Rights relating to such Improvement. If Microbot notifies TRDF that it wishes such Improvement Patent Rights to be included in this Agreement, this Agreement shall be amended to include such Improvement Patent Rights in the definition of Licensed Patent Rights. The financial terms of this Agreement (e.g. royalty payments and payments on account of Sublicense Income) will apply to the amended license.

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4.       Development and Commercialization.

4.1.     Diligence.     Microbot shall use commercially reasonable efforts, including funding consistent therewith, and/or shall cause its Affiliates or Sublicensees to use commercially reasonable efforts, including funding consistent therewith, (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Microbot, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit A.

4.2.       Modification of Development Plan. Microbot may make, from time to time, such adjustments to the then applicable Development Plan as Microbot believes, in its good faith judgment, are needed or desirable in order to ensure Microbot’s ability to achieve the Development Milestones. Notwithstanding the aforesaid, Microbot shall not be entitled to change the Development Milestones or the time frames for achieving the Development Milestones without the prior written consent of TRDF thereto, except in accordance with the provisions of Section 4.5.

4.3.       Review Meetings. Until such time as Microbot has achieved all Development Milestones, at TRDF’s request, not more than once per calendar quarter, a Microbot senior officer, Prof. Shoham, and a TRDF representative shall conduct review meetings (which may be in person, by video conference and/or by teleconference) (a) to review the progress being made under the Development Plan and the progress being made in any other research and development activities conducted by Microbot or on its behalf and relating to the Licensed Technology and (b) to review the progress and efforts being made towards accomplishing the Development Milestones.

4.4.       Reporting. Within sixty (60) days after (a) the end of each six-month period prior to the achievement of all Development Milestones and (b) the end of each calendar year after the achievement of all Development Milestones, Microbot shall furnish TRDF with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior six-month or one-year period, as applicable, to develop and commercialize Licensed Products, including without limitation: (a) research and development activities; and (b) commercialization efforts and results. Each report shall contain a sufficient level of detail for TRDF to assess whether Microbot is in compliance with its obligations under Section 4.1 and a discussion of intended efforts for the then forthcoming year. Together with each report, Microbot shall provide TRDF with a copy of the then current Development Plan. In addition, prior to the attainment of the Funding Threshold (as defined in Section 5.1.1.4) and of the Qualified Financing (as defined in Section 11.2.4), such report will set forth funding received by Microbot through the end of the period covered by such report that qualifies for purposes of achievement of the Funding Threshold or of the Qualified Financing. The first report shall refer to the period ending December 31, 2012.

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4.5.       Failure to Meet Development Milestone.

4.5.1.       If Microbot fails to meet the Development Milestone(s) within the timetable set forth therefore, TRDF will be entitled to terminate the license granted under Section 3 with respect to the Virob Patent Rights (if the failure relates to a Virob Development Milestone) or the TipCat Patent Rights (if the failure relates to a Tipcat Milestone), as applicable. For clarity, if TRDF exercises such option to terminate the license with respect to the Virob Patent Rights or Tipcat Patent Rights, as applicable, this Agreement shall not be terminated in its entirety; instead, such patent rights with respect to which Microbot failed to meet the Development Milestone (i.e. Virob Patent Rights or Tipcat Patent Rights, as applicable) shall be removed from the definition of TRDF Patent Rights.

4.5.2.       TRDF’s rights under this Section 4.5 shall be TRDF’s sole and exclusive remedy in respect of Microbot’s failure to meet its obligations with respect to Development Milestones, and Microbot shall have no further liability in respect of its failure to meet its obligations with respect to Development Milestones.

5.       Consideration for Grant of License.

5.1.       Equity Consideration.

5.1.1.       Definitions. For the purpose of this section, the following terms shall have the following definitions:

5.1.1.1.       “Additional Securities” means shares of capital, convertible securities, warrants, options or other rights to subscribe for, purchase or acquire from Microbot any shares of Microbot, other than Excluded Securities.

5.1.1.2.       “Excluded Securities” means:

(a)       any shares or options granted to employees or consultants of Microbot pursuant to an incentive plan and any shares issuable upon exercise of any such options constituting in the aggregate no more than twenty percent (20%) of Microbot’s share capital on a fully diluted basis immediately following the grant of the Initial License Shares; and

(b)       any shares issued to shareholders of the Company, on a pro rata basis, in connection with a reorganization of Company’s capital.

5.1.1.3.        “Fully Diluted Basis” means, as of a specified date, the number of ordinary shares of Microbot then outstanding (assuming conversion of all outstanding shares other than ordinary shares into ordinary shares) plus the number of ordinary shares of Microbot issuable upon exercise or conversion of then outstanding convertible securities, options, rights or warrants of Microbot (which shall be determined without regard to whether such securities are then vested, exercisable or convertible), but excluding Excluded Securities.

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5.1.1.4.       “Funding Threshold” means total funding of three (3) million U.S. Dollars ($3,000,000) from any source, including, without limitation, equity investments, convertible loans, grants, sponsored research and revenues, obtained by Microbot since its formation, provided that at least $2,500,000 of such amount must be in funding that (a) is not earmarked specifically for research involving a technology platform that would not lead to Licensed Products and (b) does not provide the funder rights in intellectual property rights owned or in-licensed by Microbot, other than reasonable, time-limited rights to negotiate a license agreement with respect to such intellectual property rights.

5.1.1.5.       “License Shares” means the Initial License Shares (as defined in Section 5.1.2) and any additional shares that may be granted to TRDF in accordance with Section 5,1.4, but excluding those shares held by TRDF constituting 28% of Microbot’s issued share capital, as reflected in the Cap Table.

5.1.2.       Initial Grant. As partial consideration for the licenses granted hereunder, within thirty (30) days following the Effective Date, Microbot shall issue to TRDF 135,000 Ordinary Shares of Microbot (representing three percent (3%) of the issued and outstanding shares of Microbot, on a Fully Diluted Basis, immediately following such issuance) (collectively, the “Initial License Shares”) and shall provide TRDF no later than such time a share certificate and an updated shareholder registrar, evidencing such issuance.

5.1.3.       Representations and Warranties. Microbot hereby represents and warrants to TRDF that:

5.1.3.1.       the capitalization table attached hereto as Exhibit H (the “Cap Table”) sets forth all of the outstanding capital of Microbot on a Fully-Diluted Basis as of the Effective Date, including the shares issued to Technion on account of Professor Shoham’s involvement as a founder of Microbot;

5.1.3.2.       other than as set forth in the Cap Table and except for the preemptive rights and rights of first refusal under the Articles, as of the Effective Date, there are no outstanding shares, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Microbot any shares of Microbot and there are no contracts or binding commitments providing for the issuance of, or the granting of rights (including, without limitation, conversion rights, preemptive rights, anti-dilution rights, and rights of first refusal) to acquire, any shares of Microbot or under which Microbot is, or may become, obligated to issue any of its securities; and

5.1.3.3.       the License Shares shall, upon such issuance pursuant to the terms hereof, be duly authorized, validly issued, fully paid and nonassessable, and will be free of all taxes, liens, charges, encumbrances, or other third-party rights, and restrictions on transfer, except as set forth in Microbot’s Articles of Association and applicable law, and will have the rights, preferences, privileges, and restrictions set forth in the Articles.

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5.1.3.4.       as of the Effective Date, the Articles of Association of Microbot are in the form attached hereto as Exhibit I.

5.1.4.       Anti-Dilution. If, at any time, prior to the achievement of the Funding Threshold, Microbot issues Additional Securities that would cause the License Shares to represent less than three percent (3%) of Microbot’s outstanding shares on a Fully-Diluted Basis, Microbot shall issue TRDF additional Ordinary Shares such that the License Shares shall represent three percent (3%) of the outstanding shares of Microbot, on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance. Any issuances of such additional shares shall be in partial consideration for the licenses granted under the Agreement and TRDF shall not be required to pay any further consideration for such shares. Such issuances shall continue until such time as Microbot has achieved the Funding Threshold. For the avoidance of doubt, if any funding round achieves and supersedes the Funding Threshold, then TRDF shall be entitled to anti-dilutive issuance as aforesaid with respect to such part of the funding that satisfies the Funding Threshold, but will not be entitled to any anti-dilutive issuances with respect to amounts in excess of the Funding Threshold. In addition and without derogating from the aforesaid or from any preemptive right to which TRDF may be entitled, for so long as the above anti-dilution right is in effect, TRDF shall have the right to participate in any future round of investment and to purchase in such round shares of Microbot, of the type issued in the framework of such round (and at the same price per share), in an amount as shall be required to maintain TRDFs 3% ownership in License Shares, on a Fully Diluted Basis, or in any lesser amount as shall be determined by TRDF.

5.1.5.       Right to Appoint an Observer. Until achievement of the Funding Threshold, TRDF shall be entitled to designate one observer (“Observer”) to attend all meetings of Microbot’s Board of Directors, or any committees thereof, in a nonvoting observer capacity. Microbot reserves the right to, and may exclude the Observer from any Board of Directors meeting or portion thereof if (a) the Board of Directors determines, in its reasonable discretion, that attendance by the Observer could conflict with the Board of Director’s fiduciary obligations to Microbot or, (b) in the judgment of the Microbot’s counsel, attendance by the Observer could adversely affect the attorney-client privilege between Microbot and its counsel or (c) the Board of Directors determines, in its reasonable discretion, that attendance by the Observer could place the Observer in a conflict of interest with Microbot. The Observer shall be given copies of all notices, minutes, and consents of Microbot’s Board of Directors meetings, and other materials that are provided to the members of the Board of Directors of Microbot in connection with Board of Directors Meetings; provided that Microbot may redact from any such material information that (a) in the judgment of the Microbot’s counsel could adversely effect the attorney-client privilege between Microbot and its counsel or (b) could place the Observer in a conflict of interest with Microbot. The Observer shall sign a confidentiality agreement, in a form reasonably acceptable to Microbot, to cover information distributed to Observer and information disclosed in Microbot’s Board of Directors’ meetings.

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5.2.       Royalties

5.2.1.       Net Sales. As partial consideration for the license granted hereunder, Microbot shall pay TRDF the following royalties, subject to Sections 5.2.3 and 5.3:

5.2.1.1.       an amount equal to three percent (3%) of Net Sales, if the Licensed Product sold is covered by a Valid Claim in the country in which such Licensed Product is made and/or in the country in which such Licensed Product is sold; and

5.2.1.2.       an amount equal to one and a half percent (1.5%) of Net Sales, if the Licensed Product is not covered by a Valid Claim in the country in which such Licensed Product is made and is not covered by a Valid Claim in the country in which such Licensed Product is sold.

5.2.2.       Sublicense Income. As partial consideration for the licenses granted hereunder, Microbot shall pay TRDF the following royalties on all Sublicense Income, subject to Sections 5.2.3 and 5.3:

5.2.2.1.       If the Sublicense is granted before the earlier of (a) first testing on human in a clinical trial and (b) the receipt of approval in the case of a 510K route that does not require clinical studies, Microbot shall pay an amount equal to twenty percent (20%) of all Sublicense Income with respect to such Sublicense;

5.2.2.2.       If the Sublicense is granted (a) after first in human, but before regulatory approval in the case of a PMA or de novo 510K (i.e. requiring clinical studies) route or (b) after regulatory approval in the case of a 510K route that does not require clinical trials, Microbot shall pay an amount equal to fifteen percent (15%) of all Sublicense Income with respect to such Sublicense; and

5.2.2.3.       If the Sublicense is granted after regulatory approval in the case of a PMA or a de novo 510K (i.e. requiring clinical studies) route, Microbot shall pay an amount equal to twelve percent (12%) of all Sublicense Income with respect to such Sublicense.

5.2.3.       Notwithstanding the foregoing, if (i) a Licensed Product is not covered by a Valid Claim within the TRDF Patent Rights or (ii) a Sublicense does not include a sublicense under the TRDF Patent Rights, the royalty rates set forth in Sections 5.2.1 and 5.2.2 above will be reduced as follows:

5.2.3.1.       if (i) the Licensed Product is covered by a Valid Claim within the Shoham Patent Rights or (ii) the Sublicense includes a sublicense under the Shoham Patent Rights, the royalty rate set forth in Sections 5.2.1 or 5.2.2, as applicable, will be reduced by thirty-three percent (33%); and

5.2.3.2.       if (1) the Licensed Product is not covered by a Valid Claim within the Shoham Patent Rights or (ii) the Sublicense does not include a sublicense under the Shoham Patent Rights, the royalty rate set forth in Sections 5.2.1 or 5.2.2, as applicable, will be reduced by sixty-seven percent (67%).

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5.3.       Third Party Royalties. If, after arm’s length negotiations, Microbot enters into a license agreement with an unaffiliated third party for the license of intellectual property rights that Microbot reasonably believes (based on discussions with Microbot’s patent lawyer) are needed for the making, using or selling of a Licensed Product with respect to which royalties are due pursuant to Section 5.2 or that may be subject to a Sublicense agreement with respect to which royalties are due pursuant to Section 5.2, Microbot will be entitled to offset 50% of any amounts paid under such license agreement with respect to such Licensed Products or Sublicense against royalty payments that are due under Section 5.2; provided that in no event shall any royalty payments to TRDF be reduced by more than fifty percent (50%) of the amount otherwise due under Section 5.2.

6.       Reports; Payments; Records.

6.1.       Reports and Payments.

6.1.1.       Reports. Within forty five (45) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Sublicense Income is received, Microbot shall deliver to TRDF a report containing the following information:

6.1.1.1.       the number of units of Licensed Products sold, leased or otherwise transferred by Microbot and its Affiliates for the applicable Calendar Quarter, separately itemized according to the Licensed Product and type of License Technology to which such Licensed Product is subject, country by country break down;

6.1.1.2.       the gross amounts and other consideration received, billed or invoiced by Microbot and its Affiliates for Licensed Products sold, leased or otherwise transferred or provided by Microbot and its Affiliates during the applicable Calendar Quarter;

6.1.1.3.       a calculation of Net Sales for the applicable Calendar Quarter, separately itemized according to the Licensed Product and type of License Technology to which such Licensed Product is subject, country by country and selling entity break down, and including an itemized listing of applicable deductions and a calculation of the amount payable to TRDF thereon;

6.1.1.4.       a detailed accounting of all Sublicense Income received during the applicable Calendar Quarter, including an explanation of the basis for such Sublicense Income; and

6.1.1.5.       the total amount payable to TRDF in U.S. Dollars on Net Sales and Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion.

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Each such report shall be certified by a senior officer of Microbot on behalf of Microbot (or of the division that is responsible for Licensed Products in the event Microbot or its assets are sold to a multi-national corporation) as true, correct and complete in all material respects. If no amounts are due to TRDF for a particular Calendar Quarter, the report shall so state.

6.1.2.       Payment. Within forty five (45) days after the end of each Calendar Quarter, Microbot shall pay TRDF all amounts due with respect to Net Sales and Sublicense Income for the applicable Calendar Quarter, against receipt of a valid VAT invoice/receipt.

6.1.3.       Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

6.2.       Records. Microbot shall maintain, shall cause its Affiliates to maintain and shall ensure that Sublicensees agree to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or otherwise transferred under this Agreement, any amounts payable to TRDF in relation to such Licensed Products, and all Sublicense Income received by Microbot and its Affiliates, which records shall include sufficient information to permit TRDF to confirm the accuracy of any reports or notifications delivered to TRDF under Section 6.1. Microbot and/or its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time TRDF shall have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records of Microbot and its Affiliates during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Microbot’s compliance with the terms hereof; provided in each case, that such accountant or other auditor, as applicable, signs a confidentiality and non-use agreement in a form acceptable to Microbot, in its reasonable discretion. Such accountant or other auditor, as applicable, shall not disclose to TRDF any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 6.2 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit. TRDF may exercise its rights under this Section 6.2 only once every year per audited entity and only with reasonable prior notice to the audited entity. With respect to Sublicensees, TRDF may request such an audit be conducted for any Sublicensee, in which event, Microbot shall conduct such audit, at TRDF’s expense, no later than 30 days following such request, pursuant to the terms hereinabove, which shall apply mutatis mutandis to such audit (including reimbursement of the expense of such audit by the Sublicensee if the audit reveals an underpayment in excess of 5%), and shall provide TRDF with the results of any such audit.

6.3.       Late Payments. Any payments by Microbot that are not paid on or before the date such payments are due under this Agreement shall bear interest at the rate of eight percent (8%) per annum. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Microbot shall not limit, in any way, TRDF’s right to exercise any other remedies TRDF may have as a consequence of the lateness of any payment.

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6.4.       Payment Method. Each payment due to TRDF under this Agreement shall be paid by check or wire transfer of funds to TRDF’s account in accordance with written instructions provided by TRDF. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

6.5.       VAT; Withholding Taxes.

6.5.1.       All amounts to be paid to TRDF pursuant to this Agreement are exclusive of value added tax. Microbot shall add value added tax, if and to the extent required by law, to all such amounts.

6.5.2.       If Microbot is required to withhold any amounts payable hereunder to TRDF due to the applicable laws of any country, and unless TRDF provides Microbot an authorization from the relevant tax authorities not to do so, such amount will be deducted from the payment to be made by Microbot and remitted to the appropriate taxing authority for the benefit of TRDF. Microbot will withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. Microbot shall submit to TRDF originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. Microbot will cooperate with TRDF to provide such information and records as TRDF may require in connection with any application by TRDF to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

7.       Patent Filing, Prosecution and Maintenance.

7.1.       TRDF Patent Rights.

7.1.1.       Control. TRDF shall be responsible for the preparation, filing, prosecution, protection and maintenance of all TRDF Patent Rights. TRDF shall: (a) use independent patent counsel reasonably acceptable to Microbot; (b) instruct such patent counsel to furnish Microbot with copies of all material correspondence relating to the TRDF Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all material proposed responses to such correspondence in time for Microbot to review and comment on each such response; (c) give Microbot an opportunity to review and comment on the text of each patent application within the TRDF Patent Rights before filing; (d) supply Microbot with a copy of such application as filed, together with notice of its filing date and serial number; and (e) at Microbot’s request, keep Microbot advised of the status of actual and prospective patent filings within the TRDF Patent Rights. At Microbot’s request, TRDF shall give Microbot the opportunity to provide comments on and make requests of TRDF concerning the preparation, filing, prosecution, protection and maintenance of the TRDF Patent Rights, and shall consider such comments and requests in good faith.

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7.1.2.       Expenses. Subject to Section 7.1.3, Microbot will pay for all out-of-pocket expenses incurred by TRDF following the Effective Date in the preparation, filing, prosecution, protection and maintenance of the Patent Rights under Section 7.1.1, within thirty (30) days after the date of each invoice from TRDF for such expenses. In addition, Microbot shall pay TRDF a total of $102,000 as reimbursement for all documented, out-of-pocket expenses incurred by TRDF prior to the execution of this Agreement with respect to the preparation, filing, prosecution, protection and maintenance of TRDF Patent Rights, as follows:

7.1.2.1.       $12,500 within six months following the Effective Date;

7.1.2.2.       $18,700 within twelve months following the Effective Date; and

7.1.2.3.       $70,800 within twenty-four months following the Effective Date.

7.1.3.       Abandonment. If Microbot decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any TRDF Patent Rights in a particular country (“Abandoned Patent Rights”), Microbot shall provide TRDF with prompt written notice of such election, specifying the country(ies) with respect to which it shall no longer pay for such Abandoned Patent Rights. Upon receipt of such notice by TRDF, Microbot shall be released from its obligation to reimburse TRDF for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by TRDF of such notice shall be deemed incurred prior to the notice. In such event, any license granted by TRDF to Microbot hereunder with respect to such Abandoned Patent Rights will terminate.

7.2.       Shoham Patent Rights and Joint Patent Rights. Microbot shall be responsible, at its discretion and expense, for the preparation, filing, prosecution, protection and maintenance of all Shoham Patent Rights and Joint Patent Rights. Microbot shall: (a) instruct patent counsel to furnish TRDF with copies of all material correspondence relating to the Shoham Patent Rights or Joint Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all material proposed responses to such correspondence in time for TRDF to review and comment on each such response; (b) give TRDF an opportunity to review and comment on the text of each patent application within the Shoham Patent Rights or Joint Patent Rights before filing; (c) supply TRDF with a copy of each such application as filed, together with notice of its filing date and serial number; and (d) at TRDF’s request, keep TRDF advised of the status of actual and prospective patent filings within the Shoham Patent Rights or Joint Patent Rights. At TRDF’s request, Microbot shall give TRDF the opportunity to provide comments on and make requests of Microbot concerning the preparation, filing, prosecution, protection and maintenance of the Shoham Patent Rights and Joint Patent Rights, and shall consider such comments and requests in good faith.

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If Microbot does not file, prosecute, protect or maintain any of the Shoham Patent Rights and/or Joint Patent Rights in a particular country, TRDF may provide Microbot with written notice that it would like to do so at its own cost and expense. Such notice will include the name the relevant country(ies). TRDF will be entitled to take over such filing, prosecution, protection or maintenance of such Shoham Patent Rights and/or Joint Patent Rights in such country, unless Microbot provides TRDF within 90 days of receipt of such written notice from TRDF with written notice that Microbot either (a) intends to take such action on its own behalf and provided that Microbot takes substantial action to that effect within twelve (12) months of such notice from Microbot, or (b) intends to protect such rights as trade secrets.

8.       Enforcement of Patent Rights.

8.1.       Notice. In the event either party becomes aware of any possible or actual infringement of any of the Licensed Patent Rights (an “Infringement”), that party shall promptly notify the other party in writing and provide it with details regarding such Infringement.

8.2.       Suit by Microbot. Microbot shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Microbot commences an action with respect to any Infringement, Microbot shall consider in good faith the views of TRDF and potential effects on the public interest in making its decision whether to sue. Should Microbot elect to bring suit against an infringer, Microbot shall keep TRDF reasonably informed of the progress of the action and shall give TRDF a reasonable opportunity in advance to consult with Microbot and offer its views about major decisions affecting the litigation. Microbot shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Microbot fails to defend in good faith the validity and/or enforceability of TRDF Patent Rights in the action, or if Microbot’s license to TRDF Patent Rights in the suit terminates, TRDF may elect to take control of the action pursuant to Section 83. Should Microbot elect to bring suit against an infringer and TRDF is joined as party plaintiff in any such suit, TRDF shall have the right to approve the counsel selected by Microbot to represent Microbot and TRDF, such approval not to be unreasonably withheld. The expenses of such suit or suits that Microbot elects to bring, including any expenses of TRDF incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Microbot and Microbot shall hold TRDF free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Microbot shall not compromise or settle such litigation without the prior written consent of TRDF, which consent shall not be unreasonably withheld or delayed. In the event Microbot exercises its right to sue pursuant to this Section 8.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then TRDF shall receive an amount (a) equal to fifteen percent (15%) of such remaining amounts if the Infringed patent rights are TRDF Patent Rights, (b) equal to ten percent (10%) of such remaining amounts if the Infringed patent rights are Shoham Patent Rights and (c) equal to five percent (5%) of such amounts if the Infringed patent rights are Joint Patent Rights. Microbot shall retain any amount remaining after such payment to TRDF.

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8.3.       Suit by TRDF. If Microbot does not take action in the prosecution, prevention, or termination of any Infringement relating to Licensed Patent Rights pursuant to Section 8.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Microbot by TRDF of the existence of such Infringement, TRDF may elect to do so. Should TRDF elect to bring suit against an infringer with respect to such an Infringement and Microbot is joined as party plaintiff in any such suit, Microbot shall have the right to approve the counsel selected by TRDF to represent TRDF and Microbot, such approval not to be unreasonably withheld. The expenses of such suit or suits that TRDF elects to bring, including any expenses of Microbot incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by TRDF and TRDF shall hold Microbot free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. TRDF shall not compromise or settle such litigation without the prior written consent of Microbot, which consent shall not be unreasonably withheld or delayed. In the event TRDF exercises its right to sue pursuant to this Section 8.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Microbot shall receive an amount (a) equal to fifteen percent (15%) of such remaining amounts if the Infringed patent rights are TRDF Patent Rights, (b) equal to thirty five percent (35%) of such remaining amounts if the Infringed patent rights are Shoham Patent Rights, (c) and equal to fifty percent (50%) of such amount if the Infringed patent rights are Joint Patent Rights. TRDF shall retain any amounts remaining after such payment to Microbot.

8.4.       Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 8 by the other party for Infringement.

8.5.       Cooperation. Each party agrees to cooperate fully in any action under this Article 8 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

8.6.       Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the party that lacks standing.

9.       Warranties; Limitation of Liability.

9.1.     Authority.     Each Party hereby represents and warrants that it has the power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and that the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof do not and will not conflict with or result in a breach of any of the terms or provisions of or constitute a default under: (i) any other right or obligation provided under any other agreement or obligation that it has with any third party; (ii) the provisions of its charter documents; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

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9.2.       TRDF Representations and Warranties. TRDF hereby represents, warrants and undertakes to Microbot as follows:

9.2.1.       As of the Effective Date, all persons listed as inventors on the TRDF Patent Rights, other than Dr. Zaaroor who is listed as one of the inventors of the Self Cleaning Shunt Patent Rights, have assigned their rights in the inventions described in the TRDF Patent Rights to TRDF and are required to do so by Technion policies;

9.2.2.       TRDF has not granted and undertakes not to grant during the term hereof any rights that are inconsistent with the rights granted to Microbot under this Agreement; and

9.2.3.       It has no actual knowledge, as of the date hereof, of any pending legal suit or proceeding against the Technion or TRDF by a third party contesting the ownership or validity of the TRDF Patent Rights or claiming that the practice of the inventions claimed in the TRDF Patent Rights will infringe the rights of a third party.

9.3.       Microbot Representations, Warranties and Covenants. Microbot represents, warrants and covenants that it will comply, and will ensure that its Affiliates comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale, importation and provision of Licensed Products.

9.4.       Disclaimer of Other Warranties.

9.4.1.      NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY EITHER PARTY, OR RAMBAM, THAT IT CAN OR WILL BE ABLE TO OBTAIN PA TENTS ON PATENT APPLICATIONS INCLUDED IN THE LICENSED PATENT RIGHTS, OR THAT ANY OF THE LICENSED PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION. SPECIFICALLY, AND WITHOUT LIMITING THE FOREGOING, TRDF MAKES NO WARRANTY OR REPRESENTATION (A) REGARDING THE VALIDITY OR SCOPE OF THE LICENSED PATENT RIGHTS, OR (B) THAT THE EXPLOITATION OF THE LICENSED PATENT RIGHTS OR ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY OF ANY THIRD PARTY.

9.4.2.       NEITHER PARTY, NOR RAMBAM, MAKES ANY WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE LICENSED PATENT RIGHTS.

9.4.3.       EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY, NOR RAMBAM, MAKES ANY WARRANTY OF ANY KIND, INCLUDING BUT NOT LIMITED WITH RESPECT TO THE LICENSED PATENT RIGHTS, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

9.5.       Limitation of Liability. Neither party, nor Rambam, will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services. In no event shall TRDF’s liability to Microbot exceed an amount equal to the consideration received by TRDF under this Agreement plus the value of all Company equity issued to TRDF before or after the Effective Date (including amount received from the sale of such equity).

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10.       Indemnification.

10.1.       Indemnity. Microbot shall indemnify, defend and hold harmless TRDF, the Technion, Rambam and their respective directors, governing board members, trustees, officers, faculty, professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any liability, damage, loss, cost, expense (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation), or obligation of any kind or nature (collectively, “Claims”), incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands, judgments, or other proceedings to the extent resulting, directly or indirectly, from the exercise of the license granted hereunder, or any use whatsoever of the Licensed Technology by Microbot, its Affiliates and Sublicensees, including, without limitation, (i) the practice of the licenses granted hereunder by Microbot, its Affiliates, Sublicensees, or its (or their) customers, (ii) the development, manufacture, testing, handling, storage, transportation, sale or use or other disposition of any Licensed Product by Microbot, its Affiliates and Sublicensees; (iii) the exploitation or use by Microbot, its Affiliates, or its Sublicensees of the Licensed Technology or any part thereof, (iv) any representation made or warranty given by Microbot, its Affiliates or its Sublicensees with respect to Licensed Products or to Licensed Technology and (v) any infringement claims relating to Licensed Products, except (in each case) to the extent caused by the gross negligence or willful misconduct of the Indemnitee(s). The foregoing indemnification undertaking shall extend, without limitation, to product liability claims and damages, and to claims, demands, liabilities, losses, costs and expenses attributed to death, personal injury or property damage, or to penalties imposed on account of the violation of any law, regulations or governmental requirement, or any other theory of liability.

10.2.       Procedures. If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give Microbot notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Microbot of any indemnification obligation it may have hereunder to the extent such failure prejudices the ability of Microbot to respond to or to defend the Indemnitee against such Claim. TRDF and Microbot shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Microbot shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

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10.3.       Insurance. Beginning with the commencement of clinical trials on human patients using Licensed Product by or on behalf of Microbot, its Affiliate or a Sublicensee, Microbot shall, at its sole cost and expense, procure and maintain insurance in an amount consistent with industry standards and which provides adequate coverage to fulfill any potential obligation to the Indemnitees under this Article 10, taking into consideration, among other things, the nature of the products commercialized. Such insurance shall be obtained from a reputable insurance company. TRDF, the Technion and, with respect to products covered by the Self Cleaning Shunt Patent Rights only, Rambam shall be added as additional insured parties under such insurance policy and the insurance shall include also the respective employees, faculty, other researchers, officers, directors and governors of TRDF and the Technion, and, with respect to products covered by the Self Cleaning Shunt Patent Rights only, of Rambam. The policy(ies) so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify TRDF in writing at least thirty (30) days in advance of the expiry or cancellation of the policy(ies). Microbot hereby undertakes to comply punctually with all obligations imposed upon it under such policy(ies), including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policy(ies). Microbot shall submit to TRDF copies of the aforesaid insurance policy(ies) within 14 (fourteen) days of the date of issue of each such policy and provide TRDF, upon request, with written evidence of such insurance.

11.       Term and Termination.

11.1.       Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect until the expiration of the last to expire Valid Claim.

11.2.       Termination.

11.2.1.       Without Cause. Microbot may terminate this Agreement at any time without cause upon sixty (60) days prior written notice to TRDF.

11.2.2.       Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

11.2.3.       Partial Termination for Patent Challenge. If Microbot or an Affiliate of Microbot commences a legal action in which it challenges the validity of any of the TRDF Patent Rights, then TRDF may terminate this Agreement specifically with respect to the entire specific family of Patent Rights which are being challenged, in whole or in part, by Licensee in such action (being either the entire family of Virob Patent Rights (excluding the Self Cleaning Shunt Patent Rights), Self-Cleaning Shunt Patent Rights, and/or TipCat Patent Rights, as applicable), immediately upon written notice to Microbot.

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11.2.4.       Failure to Raise Capital. TRDF may terminate this Agreement immediately upon written notice to Microbot if Microbot fails to raise, from the time of its formation till the first anniversary of the Effective Date, funds in an aggregate amount of at least $700,000, from any source (including, without limitation, equity investments, convertible loans, grants, sponsored research and revenues), which are available for research, development and/or commercialization activities relating to the technology platforms disclosed in the TipCat Patent Rights and/or the Virob Patent Rights (“Qualified Financing”). Microbot will provide written notice to TRDF in the event of such failure no later than 14 days following the first anniversary of the Effective Date. In order to exercise its rights under this Section 11.2.4, TRDF must provide such termination notice no later than forty-five (45) days following the receipt of such notice from Microbot. For clarity, if TRDF does not provide such notice within such forty-five day period, it will not be entitled to terminate this Agreement in accordance with the provisions of this Section 11.2.4.

11.2.5.       Bankruptcy. Subject to the following sentence, TRDF may terminate this Agreement upon written notice to Microbot if Microbot is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, voluntarily files for bankruptcy, or in the event an involuntary bankruptcy action is filed against Microbot and not dismissed within ninety (90) days, or if Microbot otherwise discontinues business.

11.3.       Effect of Termination.

11.3.1.       Termination of Rights. Upon termination of this Agreement by either party (a) the rights and licenses granted to Microbot under Article 3 shall terminate and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of a Sublicense agreement, if the Sublicensee is not then in breach of the Sublicense agreement such that Microbot would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to obtain a license directly from TRDF on the same terms and conditions as set forth herein, except that (x) the scope of the license granted directly by TRDF to such Sublicensee shall be coextensive with the scope of the license granted by Microbot to such Sublicensee and (y) if there is more than one Sublicensee, each Sublicensee that is granted a direct license shall be responsible for only a pro rata share of the patent expense reimbursement due under this Agreement (based on the number of direct licenses under the TRDF Patent Rights in effect on the date of reimbursement). Each Sublicensee shall be deemed a third party beneficiary for purposes of this Section 11.3.1.

11.3.2.       Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.

11.3.3.       Grant Back License.

11.3.3.1.       License to Improvements. If Microbot terminates this Agreement without cause pursuant to Section 11.2.1 or TRDF terminates this Agreement in accordance with any of the provisions of Section 11.2 (and except in the case of assignment pursuant to Section 11.3.4), Microbot will, upon TRDF’s first request, grant TRDF and shall cause its Affiliates to grant TRDF a non-exclusive, nontransferable, royalty-bearing license, with the right to sublicense, under Microbot’s rights in Microbot Improvement Patent Rights (as defined below) solely to develop, make and have made, market, offer for sale, sell and import Licensed Products. If TRDF thereafter grants a sublicense under any of such Microbot Improvement Patent Rights, TRDF shall pay Microbot an amount equal to 10% of all Net Proceeds. The provisions of this Section 11.3.3 shall also apply with respect to partial termination of the license granted under Section 3 above pursuant to the provisions of Section 4.5 or 11.2.3 above, but only with respect to the specific family of TRDF Patent Rights with respect to which termination has occurred.

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For purposes of this Section 11.3.3.1, the following terms shall have the following meanings:

(a)       “Net. Proceeds” means all consideration received by TRDF in connection with a TRDF License (as defined below), including without limitation amounts received with respect to any Licensed Patent Rights included in such TRDF License, but specifically excluding: (i) any research grants and (ii) reimbursement for out of pocket patent expenses incurred by TRDF with respect to the Valid Claims licensed in such TRDF License which expenses have not been previously reimbursed;

(b)       “Microbot Improvement Patent Rights” means any patents and patent applications owned or controlled by Microbot that claim an invention, the practice of which would fall within the scope of a Valid Claim within the TRDF Patent Rights (or, in the case of a partial termination of the license granted under Section 3 above pursuant to the provisions of Section 4.5 or 11.2.3 above, to that specific family of TRDF Patent Rights with respect to which termination has occurred (i.e. the entire family of Virob Patent Rights (excluding the Self Cleaning Shunt Patent Rights), Self-Cleaning Shunt Patent Rights, and/or TipCat Patent Rights, as applicable); and

(c)       “TRDF License” means a license of or other grant of right (e.g. covenant not to sue) with respect to Microbot Improvement Patent Rights granted alone or in conjunction with other Licensed Patent Rights (whether in a single transaction or multiple related transactions).

11.3.3.2.       Other Intellectual Property. If Microbot terminates this Agreement without cause pursuant to Section 11.2.1 or TRDF terminates this Agreement in accordance with any of the provisions of Section 11.2 and TRDF wishes to obtain a license or other rights with respect to intellectual property developed by Microbot with respect to Licensed Products that does not fall under the definition of Microbot Improvement Patent Rights, including in connection with any information regarding regulatory filings or the right to cross reference such regulatory filings made by Microbot, its Affiliates and/or Sublicensees with regard to the Licensed Products, TRDF may notify Microbot of such desire, which notice shall identify the relevant intellectual property and the rights TRDF wishes to obtain. Microbot agrees that if TRDF so notifies Microbot and Microbot is not prevented from granting such rights to TRDF by obligations to one or more third parties, Microbot will enter into good faith negotiations with TRDF in an attempt to reach an agreement on the terms under which Microbot shall grant rights in such intellectual property to TRDF.

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11.3.4.        Failure to Raise $700,000. Notwithstanding anything to the contrary in this Agreement, if TRDF terminates this Agreement pursuant to the provisions of Section 11.2.4 above, Microbot will promptly, and in any event within 60 days from written notice to such effect by TRDF, transfer and assign to TRDF Microbot’s entire right, title, and interest in, to and under the Joint Inventions, the Joint Patent Rights and the Improvement Patent Rights (the “Transferred Rights”) and shall execute all documents and take all actions required to effect such assignment in full. In consideration for such a transfer, TRDF shall pay Microbot an amount equal to 10% of all consideration received by TRDF in connection with a license or other grant of rights (e.g. covenant not to sue) with respect to the Transferred Rights, whether granted alone or in conjunction with other Licensed Patent Rights (whether in a single transaction or multiple related transactions), but specifically excluding (a) any research grants; and (b) reimbursement for out of pocket patent expenses incurred by TRDF with respect to the Valid Claims transferred, which expenses have not been previously reimbursed. Such amount to be paid by TRDF under this Section 11.2.4 will be capped at an amount equal to the lower of (i) the total amount of funding received by Microbot in equity investments, convertible loans and shareholder loans, that would have been counted as amounts transferred on account of a Qualified Financing, multiplied by two (2); or (ii) US $1,000,000.

11.3.5.       Survival. The parties’ respective rights, obligations and duties under Articles 2, 6 (except that the obligations with respect to Section 6.1 will only survive until delivery of the report for the Calendar Quarter in which expiration or termination occurred), 10 and 11 and Sections 5.1, 9.5, 12.1, 12.2, 12.4 and 12.5, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

12.       Miscellaneous.

12.1.       Confidentiality. TRDF shall keep confidential, not disclose to any third party and not use for any purpose other than monitoring Microbot’s performance under this Agreement all reports, notices, documents and information (including information received in Review Meetings pursuant to Section 4.3) provided to TRDF by Microbot under this Agreement; provided, however, that TRDF may include in its annual reports totals derived from information received from Microbot (without attribution to Microbot) that show revenues generated by the patents and patent applications licensed under this Agreement; and provided further that the nondisclosure and non-use obligations shall not apply to any information that (a) is or becomes part of the public domain other than by breach by TRDF of this Section 12.1, or (b) is required to be disclosed by TRDF pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency of competent jurisdiction or as otherwise required by law (provided that, in such case, TRDF shall notify Microbot promptly upon receipt thereof and give Microbot sufficient advance notice to permit it to seek a protective order or other similar order with respect to such information). To the extent that it is reasonably necessary, TRDF may disclose information it is otherwise obligated under this Section 12.1 not to disclose to (i) its employees and consultants on a need-to-know basis and on condition that such employees abide by the obligations set forth in this Section 12.1 and (ii) in confidence, to lawyers, accountants and financial advisors.

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12.2.       Use of Name. Microbot shall not, and shall ensure that its Affiliates shall not and shall stipulate in Sublicense agreements that Sublicensees shall not, use the name or insignia of the Technion or TRDF in any advertising, promotional or sales literature relating to the subject matter of this Agreement, without the prior written approval of TRDF. Notwithstanding the foregoing, Microbot may (a) make factual statement relating to the relationship of the parties and the fact that. Microbot is a licensee of the Licensed Patent Rights and (b) make such disclosures as are required by applicable law or regulations, in each case without the prior written approval of TRDF.

12.3.       Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.4.       Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.4:

If to Microbot:	147 Bar Yehuda Rd.
Nesher
Israel
Attn.: CEO

If to TRDF:	Technion Research and Development
Foundation Ltd.
Technology Transfer Office
Technion City, Senate Bldg.
Technion City
Haifa 32000

Attn.: Manager

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

12.5.       Dispute Resolution.

12.5.1.       Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws Israel, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The parties hereby agree that, subject to Section 12.5.2, the competent court in Tel Aviv Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that TRDF may bring suit against Microbot in any other jurisdiction outside Israel in which Microbot has assets or a place of business.

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12.5.2.       Disputes Regarding Prof. Shoham Inventions.

(a)       Any dispute between the parties regarding whether a particular invention, for which Prof. Shoham is an inventor, is a Shoham Invention (a “Dispute”), shall first be submitted to mediation. A Dispute shall be submitted to mediation by written notice from one party to the other party. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, the Israel Bar Association will designate a mediator at the request of a party. The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute. The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party will bear its own costs in the mediation. The mediation will be for a period of up to thirty (30) days, unless extended by the written agreement of the parties (the “Mediation Period”). The parties will share the fees and expenses of the mediator equally.

(b)       If the parties are unable to resolve the Dispute during the Mediation Period, either party may notify the other in writing that it wishes the Dispute to be resolved by binding arbitration. In such case, the Dispute shall be referred for the decision of a single arbitrator who shall be appointed by agreement between the parties. If the parties do not reach agreement as to the arbitrator’s identity, the arbitrator shall be appointed by the President of the Israel Bar Association upon the application of either of the parties. The arbitrator shall be released from the civil procedure and laws of evidence but shall be bound by the substantive laws of Israel. The arbitrator’s decision shall be final and bind the parties.

12.6.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

12.7.      Headings.      Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.8.       Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

12.9.       Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

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12.10.       No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

12.11.       Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, or to any purchaser of all or substantially all of its assets, or of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided (a) in each case, that the assignee agrees in writing to be bound by the terms of this Agreement and (b) in the case of an assignment of only the assets to which the subject matter of this Agreement relates (i.e. not the assignment of substantially all the assets of Microbot), if (i) in consideration for such sale Microbot has received consideration of at least Ten Million US Dollars $10,000,000; and (ii) the entity to which such assets are assigned had sales revenues of no less than US $100,000,000 in the calendar year preceding the date of assignment. Notwithstanding, prior to the achievement of the Qualified Financing, Microbot may not assign this agreement in whole or in part without TRDF’s prior written approval. Any assignment purported or attempted to be made in violation of the terms of this Section 12.11 shall be null and void and of no legal effect.

12.12.       Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.13.       Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.14.       Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Technion Research and Development		Microbot Medical Ltd.
Foundation Ltd.

By:	/s/ oded Shmueli	By:	/s/ Harel Gadot
Name:	Prof. oded Shmueli	Name:	Harel Gadot
Title:	Managing Director	Title:	CEO

Rambam Declaration and Confirmation.

Rambam Health Corporation, formerly the Fund for Medical Research, Development of Infrastructure and Health Services - at Rambam Medical Center, a non-profit association formed under the laws of the State of Israel, with offices at 8 Ha’aliya St., Haifa, hereby declares and confirms that it has read and agrees to the terms of this Agreement and authorizes TRDF to grant Microbot an exclusive license under Rambam’s interest in the Self-Cleaning Shunt Patent Rights in accordance with the terms of this Agreement subject to the provisions of the Law of Patents - 5727- 1967.

Rambam acknowledges that TRDF will be responsible for making payments due to Rambam, if any, in respect of the rights and licenses granted to Microbot hereunder with respect to the Self-Cleaning Shunt Patent Rights in accordance with arrangements between Rambam and TRDF with respect to the Self-Cleaning Shunt Patent Rights. Rambam agrees that, in no event, shall Microbot have any obligation to Rambam in respect of the licenses granted herein to Microbot, other than as specifically provided in this Agreement.

Rambam hereby, represents, warrant and covenants that: (a) Dr. Zaaroor has a assigned all of his rights in the inventions described in the Self Cleaning Shunt Patent Rights to Rambam; and (b) Rambam has not granted and undertakes not to grant during the term of this Agreement any rights under the Self Cleaning Shunt Patent Rights that are inconsistent with the rights granted to Microbot under this Agreement.

The Fund for Medical Research, Development of Infrastructure and Health Services -at Rambam Medical Center:

By:	/s/
Name:
Title:

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